                                  EXHIBIT 2.03


         Escrow Agreement dated November 12, 1996 among Registrant, the
        Deming Shareholders, Robert D. Dickinson, as Representative, and
                Harris Trust and Savings Bank, as Escrow Agent.

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is entered into as of November 12, 1996 by and among Worldtalk Communications Corporation, a Delaware corporation ("Worldtalk"), Harris Trust and Savings Bank, as Escrow Agent ("Escrow Agent"), and Robert D. Dickinson, III as representative ("Representative") of the holders of Common Stock ("Deming Shareholders") of Deming Software, Inc., a Washington corporation ("Deming").

                                    RECITALS

         A. Deming and Worldtalk have entered into an Agreement and Plan of Reorganization dated as of November 9, 1996 ("Plan of Reorganization") pursuant to which a wholly owned subsidiary of Worldtalk will be merged with and into Deming in a reverse triangular merger, with Deming to be the surviving corporation of the merger ("Merger"). Unless otherwise specified herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan of Reorganization.

     B. Pursuant to the Plan of Reorganization, Worldtalk will issue shares of Worldtalk Common Stock, $0.01 par value per share ("Worldtalk Common Stock") to the Deming Shareholders in exchange for their shares of Deming Common Stock.

     C. The Plan of Reorganization provides that 15% of the shares of Worldtalk Common Stock to be issued to the Deming Shareholders ("Escrow Shares") will be withheld from the shares of Worldtalk Common Stock issued to the Deming Shareholders at the Closing of the Merger, and will be placed in an escrow account ("Escrow Account") to secure the indemnification obligations of the Deming Shareholders to Worldtalk and other Indemnified Persons under the Plan of Reorganization on the terms and conditions set forth herein. Those Escrow Shares required to be deposited in the Escrow Account upon the Closing of the Merger pursuant to this Agreement and the Plan of Reorganization are shown on Exhibit A attached hereto.

     D. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Account.

NOW, THEREFORE, the parties agree as follows:

     1.          ESCROW AND INDEMNIFICATION.

                 1.1 DEPOSIT OF ESCROW SHARES. At the Closing, Worldtalk shall cause its transfer agent to deliver to the Escrow Agent certificates representing the Escrow Shares. The Escrow Shares will be represented by certificates issued in the name of the Escrow Agent and will be held by the Escrow Agent from the Closing until the expiration of the Escrow Period (as defined in Section 3.2 below). The Escrow Shares shall include Additional Escrow Shares (as defined in Section 3.1). The Escrow Agent need not inquire into whether or not the correct number of Escrow Shares have been delivered to it and may assume that the certificates delivered to it are all that it is required to receive.

                 1.2 INDEMNIFICATION. Worldtalk and the other Indemnified Persons are indemnified pursuant to the terms of Section 10 of the Plan of Reorganization (which terms are incorporated herein by reference) from and against any Damages, subject to the limitations set forth in Section 10 of the Plan of Reorganization and herein. For the purposes of this Agreement, references to Worldtalk will include all other Indemnified Persons, as applicable. The Escrow Shares will be security for this indemnity obligation, subject to the limitations, and in the manner provided, in Section 10.2 of the Plan of Reorganization and in this Agreement. Robert D. Dickinson III shall act as Representative of the Deming Shareholders for purposes of this Agreement, and is duly authorized to be such Representative and may bind the Deming Shareholders as provided herein.

                 1.3 ACCEPTANCE OF SHARES BY THE ESCROW AGENT. The Escrow Shares will be held in escrow by the Escrow Agent and will be available to satisfy the indemnification obligations of the Indemnified Persons as specified above and in the Plan of Reorganization. The Escrow Agent agrees to accept delivery of the Escrow Shares delivered to it and to hold such Escrow Shares in escrow in the Escrow Account in accordance with the terms and conditions of this Agreement and to release the Escrow Shares out of escrow in accordance with the terms and conditions of this Agreement.

         2. REPRESENTATIVE. For purposes of this Agreement, the Deming Shareholders, without any further act of any Deming Shareholder, shall be deemed to have consented to and approved (a) the use of the Escrow Shares as collateral for Deming's and the Deming Shareholders' indemnification obligations under Section 10 of the Plan of Reorganization in the manner set forth in this Agreement, (b) the appointment of Robert D. Dickenson III as the Representative of the Deming Shareholders under this Agreement and as the attorney-in-fact and agent for and on behalf of each Deming Shareholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement (including, without limitation, the exercise of the power to: authorize delivery to Worldtalk of Escrow Shares in satisfaction of claims by Worldtalk; agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to Section 10 of the Plan of Reorganization; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (c) all of the other terms, conditions and limitations in the Escrow Agreement. Accordingly, the Representative has unlimited authority and power to act on behalf of each Deming Shareholder with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising under this Agreement, so long as all Deming Shareholders are treated in material respects in the same manner. The Deming Shareholders will be bound by all actions taken by the Representative in connection with this Agreement, and Worldtalk and the Escrow Agent shall be entitled to rely on any action or decision of the Representative as constituting the actions of the Deming Shareholders. In performing such functions, the Representative will not be liable to the Deming Shareholders in the absence of gross negligence or willful misconduct. All actions and notices by the Representative hereunder shall be signed by the Representative. The Representative may resign from such position, effective upon a new Representative being appointed to act as the

Representative by the written consent of Deming Shareholders who beneficially own at least a majority of the Escrow Shares. The Deming Shareholders must elect a new Representative, and such written consent must be given, within thirty days after the date of the Representative's notice of intended resignation. Deming Shareholders who beneficially own at least a majority of the Escrow Shares may at any time and from time to time appoint by written consent a new representative to act as the Representative in place of the then-current Representative. The Representative shall not be entitled to receive any compensation or reimbursement of expenses for his or her actions taken with respect to this Agreement, either from Worldtalk or the Escrow Account, unless and until there are Escrow Shares to be distributed to the Deming Shareholders at the expiration of the Escrow Period ("Distributed Shares"). Any out-of-pocket costs and expenses incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement will be paid by the Deming Shareholders to the Representative in proportion to their percentage interests in the Escrow Shares set forth on Exhibit A hereto.

         3.      RIGHTS IN ESCROW SHARES; RELEASE FROM ESCROW.

                 3.1 DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP. Any shares of Worldtalk Common Stock issued as a result of, or issued upon the conversion or exercise of any security issued as a result of, any stock dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to the Escrow Shares while in escrow under this Agreement ("Additional Escrow Shares") will be held in Escrow and distributed to the Deming Shareholders or returned to Worldtalk in the same manner and in the same proportions as the Escrow Shares. For all purposes of this Agreement, Additional Escrow Shares issued with respect to Escrow Shares will be treated the same as (and will be considered to be) Escrow Shares. Any cash dividends, dividends payable in property other than Worldtalk securities, or other distributions of any kind (other than Additional Escrow Shares) made in respect of the Escrow Shares, if received by the Escrow Agent, will be delivered by the Escrow Agent directly to the Deming Shareholders in proportion to their percentage interests set forth on Exhibit A; provided that in the event of a merger, tender offer or other exchange of the Escrow Shares where the holders of Worldtalk Common Stock are to receive cash or other property in exchange for such Worldtalk Common Stock, any cash or other property received or receivable upon exchange of the Escrow Shares will remain in the Escrow Account and will be held or released in the same manner and in the same proportions as the Escrow Shares would have been had such exchange not occurred. Each Deming Shareholder will have voting rights with respect to the Escrow Shares (and Additional Escrow Shares) beneficially owned by such Deming Shareholder deposited in the Escrow Account so long as such Escrow Shares (and Additional Escrow Shares) are held in escrow. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Deming Shareholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions hereof, including the right to cause the tender of such Escrow Shares in a tender offer for Worldtalk Common Stock, subject to the inclusion of the consideration paid upon exchange of such Escrow Shares in the Escrow Account as provided above.

                 3.2      DISTRIBUTION OF ESCROW SHARES.

               (a) Escrow Period. Unless held longer due to any pending but unresolved Claim, the Escrow Shares will be held in escrow until the date that is one year following the Closing, as defined in the Plan of Reorganization ("Escrow Period").

               (b) Expiration. Upon written notification to the Escrow Agent by Worldtalk and the Representative that the Escrow Period has expired, on which notification the Escrow Agent may rely without inquiry, the Escrow Agent shall release from the Escrow Account to the Deming Shareholders in accordance with their percentage interests set forth in Exhibit A, the Escrow Shares, less (i) any shares delivered to Worldtalk in accordance with
Section 5 hereof in satisfaction of claims made by Worldtalk pursuant to
Section 1.2 above, and (ii) any shares held by the Escrow Agent in accordance with Section 5 hereof with respect to pending but unresolved claims of Worldtalk pursuant to Section 1.2 above. Any Escrow Shares held as a result of clause (ii) of the preceding sentence shall be released to the Deming Shareholders or to Worldtalk for cancellation, as appropriate, promptly upon resolution of each specific Claim involved, when such resolution has been notified to the Escrow Agent by the Representative and Worldtalk in writing or upon the delivery to the Escrow Agent of the appropriate order by a court of competent jurisdiction or upon delivery to the Escrow Agent of a copy of the final award of an arbitrator or court as described in Section 10.3 of the Plan of Reorganization. Any court order or final award of any arbitrator referred to above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court order or final award of such arbitrator is final and enforceable and is not subject to further appeal. The Escrow Agent shall act on such court order or final award of such arbitrator and legal opinion without further question.

          3.3 RELEASE OF SHARES. The Escrow Shares will be held by the Escrow Agent until required to be released pursuant to Section 3.2 above. Within five (5) business days after the applicable release condition is met and (if necessary) the requisite share certificates have been reissued by the transfer agent, the Escrow Agent will deliver to the Deming Shareholders the requisite number of Escrow Shares to be released on such date in the form of stock certificates issued in the name of each Deming Shareholder according to the percentage of Escrow Shares each Deming Shareholder is entitled to receive. Worldtalk will take such action as may be necessary to cause such certificates to be issued in the name of the appropriate Deming Shareholder within such period. Certificates representing Escrow Shares so issued that are subject to SEC Rule 144 or 145 resale restrictions will bear a legend to that effect and any other legend that counsel to Worldtalk reasonably determines is necessary or appropriate. Cash will be paid by Worldtalk in lieu of any fractions of Escrow Shares in an amount equal to the product determined by multiplying such fraction by the value of an Escrow Share as determined in accordance with
Section 5.4 below.

          3.4 NO ENCUMBRANCE. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned, transferred, or otherwise encumbered, including by operation of law, by the Deming Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Deming Shareholders, prior to the delivery to the Deming Shareholders of the Escrow Shares by the Escrow Agent upon the release of such Escrow Shares in accordance with the provisions of Section 3.3 above.

         4.      NOTICE OF CLAIM.

          4.1 IN GENERAL. Promptly after the receipt by Worldtalk of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under the Plan of Reorganization or this Agreement, Worldtalk will give the Representative and the Escrow Agent written notice of its claim for indemnification of such claim, damage, legal action or proceeding ("Claim") in accordance with the following provisions. Failure to provide such notice in a timely manner shall not, however, reduce Worldtalk's indemnification rights or the indemnification obligations of the Deming Shareholders hereunder or under the Plan of Reorganization, unless the failure to provide such notice materially impairs the indemnifying party's ability to defend the Claim or mitigate damages, and then only to the extent of such impairment.

          4.2 CONTENTS. Each written notice of a Claim by Worldtalk ("Notice of Claim") shall contain the following information to the extent it is reasonably available to Worldtalk:

                   (a) Worldtalk's current good faith estimate of the amount of the alleged Damages if reasonably determinable ("Worldtalk Valuation");

                   (b) A brief description of the circumstances giving rise to the Claim and, if applicable, specific references to the provisions of the Plan of Reorganization alleged to have been breached; and

                   (c) A statement that the Notice of Claim has been sent simultaneously to both the Escrow Agent and the Representative.

          4.3 NO TRANSFER OR SALE. The Escrow Agent will not transfer or sell any of the Escrow Shares held in the Escrow Account, as provided in Section 5.4, pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 5 below.

         5. RESOLUTION OF NOTICE OF CLAIM AND TRANSFER OF ESCROW SHARES. Any Notice of Claim received by the Escrow Agent will be resolved as follows:

          5.1 UNCONTESTED CLAIMS. If the Representative does not, within fifteen (15) calendar days after receipt by the Escrow Agent of a Notice of Claim, either contest the Notice of Claim in writing to the Escrow Agent and Worldtalk, or authorize the payment of the amount demanded (together with a designation of the manner of payment as provided in Section 5.4 below), then the Escrow Agent will promptly deliver to Representative and Worldtalk written notice of such fact. If Representative does not, within five (5) calendar days after receipt by the Representative of such notice contest the Notice of Claim in writing to the Escrow Agent and Worldtalk, or authorize the payment of the amount demanded (together with a designation of the manner of payment as provided in Section 5.4 below), then Worldtalk may deliver notice of such fact, on which notice the Escrow Agent may rely without inquiry, and the Escrow Agent shall immediately transfer to Worldtalk that number of Escrow Shares having an aggregate value (determined at a per share price equal to the Average Price) equal to the amount specified in the Notice of Claim in the manner specified in
Section 5.4(a) hereof and notify the Representative in writing of such transfer.

          5.2 CONTESTED CLAIM. If the Representative gives a written notice ("Contested Claim Notice") contesting all, or a portion of, a Notice of Claim to Worldtalk and the Escrow Agent ("Contested Claim") and such Contested Claim Notice is deemed, under the provisions of Section 11 hereof, to have been delivered to Worldtalk and the Escrow Agent within the 15-day period or 5-day period described in Section 5.1 above, then the Representative and a representative from Worldtalk will attempt in good faith to resolve the dispute, and if such representatives are not able to do so within 10 days after receipt by Worldtalk of the Contested Claim Notice then the Contested Claim will be promptly settled by binding arbitration or litigation as provided in
Section 10.3 of the Plan of Reorganization. Any portion of the Notice of Claim that is not contested, or the uncontested amount of any Contested Claim, will be resolved as an uncontested claim as set forth in Section 5.1 above. The final decision of the arbitrator or the court shall be furnished to the Representative, Worldtalk and the Escrow Agent in writing and will constitute a conclusive determination of the issue in question, binding upon the Deming Shareholders, Worldtalk and the Escrow Agent and shall not be contested by any of them; provided that in no event will the Escrow Agent be a party to such arbitration.

          5.3 SETTLED CLAIMS. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Representative and Worldtalk, then the Representative and Worldtalk shall promptly deliver such executed settlement agreement to the Escrow Agent with written instructions as to the manner of payment with respect to such Claim in accordance with Section 5.4 below. Upon its receipt of such settlement agreement and instructions, the Escrow Agent shall either (a) immediately release from escrow and transfer to Worldtalk for cancellation the number of Escrow Shares determined as provided in Section 5.4; (b) sell the number of Escrow Shares determined as provided in Section 5.4; and/or (c) to the extent the Deming Shareholders have paid to Worldtalk the amount of the Claim in cash, distribute to the Deming Shareholders that number of Escrow Shares that are equal in value to the agreed upon amount based upon the Average Price, all as specified in such settlement agreement and instructions.

          5.4 DETERMINATION OF AMOUNT AND MANNER OF PAYMENT OF CLAIMS. Any amount owed to Worldtalk hereunder determined pursuant to Section 5.1, 5.2 or 5.3 or Section 7, will be immediately payable to Worldtalk, at the option of the Representative, which option will be exercised by delivery of a written notice to Worldtalk with the Contested Claim Notice or, if pursuant to
Section 5.3 in the settlement agreement: (a) out of the Escrow Shares then held by the Escrow Agent at a per-share value equal to the Average Price payable by release from escrow and transfer of such Escrow Shares to Worldtalk, which transferred and forfeited Escrow Shares will be taken from each of the Deming Shareholders in proportion to their respective percentage interest in the Escrow Shares then outstanding as such percentage is specified on Exhibit A;
(b) in cash payable by each of the Deming Shareholders in proportion to their respective percentage interest in the Escrow Shares then outstanding as such percentage is specified on Exhibit A within ninety (90) days following the date on which the determination of liability is made; provided that the number of Escrow Shares having a value (at the per share price equal to the Average Price) equal to the amount of such cash payment will remain in escrow until such cash payment (together with the interest described in the last sentence of this Section 5.4) is made in full; or (c) subject to the availability of and to compliance with Rules 144 and 145, by sale of the number of Escrow Shares by the Escrow Agent in the public market sufficient to recover the amount of the Claim. In the event the Representative elects to pay in cash pursuant to clause (b) above, the Deming Shareholders shall also remit interest on the amount owed from the date on which determination of liability is made to the date of payment, calculated at the U.S. Treasury Bill rate then in effect.

          5.5 NO ELECTION OF REMEDIES. Worldtalk may institute claims against the Escrow Shares and in satisfaction thereof may retake Escrow Shares, after any notice to the Representative required hereunder, without making any other claims directly against Deming or the Deming Shareholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Plan of Reorganization. The assertion of any single claim for indemnification hereunder will not bar Worldtalk from asserting other claims hereunder. Worldtalk need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement.

         6.      LIMITATION OF ESCROW AGENT'S LIABILITY.

          6.1 CONDUCT. The Escrow Agent will be indemnified and will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

          6.2 CONFLICTING DEMANDS. In the event conflicting demands are made or conflicting notices served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (a) withhold and stop all further proceedings pursuant to, and performance under, this Agreement; or (b) file a suit in interpleader and obtain an order from any court of competent jurisdiction an order requiring the parties to interplead and litigate in such court conflicting demands or claims. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and each discharged from all further obligations imposed upon it under this Agreement with respect to the Claim(s) that are the subject of such interpleader suit, and Worldtalk and the Deming Shareholders will each pay (subject to reimbursement pursuant to Section 7 hereof) one-half (1/2) of all costs, expenses and reasonable attorney's fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this
Section 6, the amount thereof to be fixed and a judgment therefor to be rendered by the court in such suit.

         7. EXPENSES. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by Worldtalk, upon receipt of a written invoice by Escrow Agent. Except as set forth in the last clause of Section 10.3.4 of the Plan of Reorganization, any extraordinary fees and expenses arising under this Agreement, including without limitation any fees or expenses related to arbitrators under Section 10 of the Plan of Reorganization or incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a Notice of Claim, will be paid one-half (1/2) by Worldtalk and one-half (1/2) by the Deming Shareholders, and the Deming Shareholders' liability therefor may, but need not, be satisfied as an undisputed claim hereunder out of the Escrow Shares. Worldtalk will advance the cash value of such shares and pay Worldtalk's portion of the fees and expenses of the Escrow Agent upon receipt of a written invoice from the Escrow Agent. The amounts payable by the Deming Shareholders under this
Section 7 may be paid according to the procedure specified with respect to Claims as provided in Section 5 above upon demand by Worldtalk by complying with the provisions of Section 5 with respect thereto.

         8. INDEMNIFICATION. The Escrow Agent shall be indemnified, jointly and severally, and saved harmless by the undersigned, from and against any and all liability, including all expenses reasonably incurred in its defense, to which the Escrow Agent shall be subject by reason of any action taken or omitted or disbursement of any part of the Escrow Shares made by the Escrow Agent pursuant to this Escrow Agreement, except as a result of the Escrow Agent's own gross negligence or willful misconduct. The costs and expenses of enforcing this right of indemnification shall also be paid by the undersigned. This right of indemnification shall survive the termination of this Escrow Agreement, and the removal or resignation of the Escrow Agent.

         9. SUCCESSOR ESCROW AGENT. If the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice of resignation to the parties to this Agreement, specifying not less than sixty (60) days' prior notice of the date when such resignation will take effect. Worldtalk shall designate a successor Escrow Agent prior to the expiration of such sixty-day period by giving written notice to the Escrow Agent and the Representative. Worldtalk may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with assets of at least $50 million, and may appoint any other successor Escrow Agent with the consent of the Representative, which will not be unreasonably withheld. Upon payment of its outstanding invoices for fees and expenses, Escrow Agent will promptly transfer the Escrow Shares to such designated successor.

         10. LIMITATION OF RESPONSIBILITY; NOTICES. Escrow Agent's duties are limited to those set forth in this Agreement and Escrow Agent may rely upon the written notices delivered to Escrow Agent hereunder.

        11. NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by certified mail, postage prepaid, return receipt requested, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:



               If to Worldtalk:

                          Worldtalk Communications Corporation
                          5155 Old Ironsides Drive
                          Santa Clara, California  95054
                          Attention:  President

               If to the Escrow Agent:

                          Harris Trust and Savings Bank
                          311 West Monroe Street
                          Chicago, Illinois  60606
                          Attention:  Sue Shadel/Shareholder Services

               If to the Representative:

                          Robert D. Dickinson, III
                          23621 NE 45th Place
                          Redmond, WA  98053

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.

         12.     GENERAL.

                 12.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                 12.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Except as provided in Section 9, the parties hereto may not assign any of their rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 12.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of Worldtalk and the Deming Shareholders.

                 12.4 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                 12.5 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

                 12.6 AMENDMENT. This Agreement may be amended by the written agreement of Worldtalk, the Escrow Agent and the Representative; provided that, if the Escrow Agent does not agree to an amendment agreed upon by Worldtalk and the Representative, the Escrow Agent will resign and Worldtalk will appoint a successor Escrow Agent in accordance with Section 9 above. No amendment of the Plan of Reorganization will increase Escrow Agent's responsibilities or liability hereunder without Escrow Agent's written agreement.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

WORLDTALK COMMUNICATIONS CORPORATION           HARRIS TRUST AND SAVINGS BANK,
                                               AS ESCROW AGENT

By:  /s/ Mark A. Jung                          By:  /s/ Susan M. Shadel
     -------------------------------------          ----------------------------
     Mark A. Jung
     President and Chief Executive Officer     Name:  Susan M. Shadel
                                                      --------------------------
                                               Title: Assistant Vice President
                                                      --------------------------


ROBERT D. DICKINSON, III, AS REPRESENTATIVE

/s/ Robert D. Dickinson, IIII
-------------------------------------------

Each of the undersigned holders of Worldtalk Common Stock received or to be received as a result of the Merger hereby consents to and approves the appointment of Robert D. Dickinson, III as their Representative and agrees to be bound by, and have all Worldtalk securities owned by the undersigned as a result of the Merger subject to, all of the terms and conditions of this Agreement.

/s/ Ronald J. Craswell                  /s/ Robert D. Dickinson, III
-------------------------------         ---------------------------------
RONALD J. CRASWELL                      ROBERT D. DICKINSON, III

/s/ David S. Pratt, Jr.                 /s/ Blake C. Ramsdell
-------------------------------         ---------------------------------
DAVID S. PRATT, JR.                     BLAKE C. RAMSDELL



Exhibit A:  List of Deming Shareholders





                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                                   EXHIBIT A


                          LIST OF DEMING SHAREHOLDERS


  SHAREHOLDER NAME                  NUMBER OF ESCROW               PERCENTAGE OF
    AND ADDRESS                     SHARES DEPOSITED               ESCROW SHARES
Ronald J. Craswell                      15,940                          19.44%
20939 NE 78th Street
Redmond, WA 98053

Robert D. Dickinson, III                33,387                          40.72%
23621 NE 45th Place
Redmond, WA 98053

David S. Pratt, Jr.                     16,328                          19.92%
2348 N. 50th Street
Seattle, WA 98103

Blake C. Ramsdell                       16,328                          19.92%
P.O. Box 2818
Kirkland, WA 98083


TOTAL:                                  81,983                         100.00%